Exhibit 3.1


                            ARTICLES OF INCORPORATION
                                       of
                        JOHNSTONE SOFTMACHINE CORPORATION
                            (A Colorado Corporation)


     FIRST. The name of this Corporation is JOHNSTONE SOFTMACHINE CORPORATION.

     SECOND. The Corporation's Registered Office in the State of Colorado is located at 90 Madison Street,, Suite 707, Denver, Colorado 80206. The Corporation's Registered Agent at this address is John D. Brasher Jr.

     THIRD. The purpose of the Corporation is to engage in any lawful act or activity or activities, in Colorado, the United States of America and elsewhere in the world, for which corporations may be organized under the Colorado Business Corporation Act, and may hold, purchase, mortgage, lease and convey real and personal property in any of such places. The Corporation shall have perpetual duration.

     FOURTH. The name of the Incorporator is John D. Brasher Jr., and his mailing address and the address of the Corporation's Principal Office is 90 Madison Street, Suite 707, Denver, Colorado 80206.

     Upon the filing of these Articles of Incorporation the powers of the Incorporator shall terminate. The names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders or until their successors are duly elected and have qualified are:

                  Name                                   Mailing Address
                  ----                                   ---------------
         John D. Brasher Jr.                      90 Madison Street, Suite 707
                                                  Denver, Colorado 80206

                                                      {CAPITAL STOCK}

     FIFTH. The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is ELEVEN MILLION (11,000,000) shares without par value, of which TEN MILLION (10,000,000) shares shall be designated "Common Stock" (or "Common Shares"). and ONE MILLION (1,000,000) shares shall be designated "Preferred Stock" (or "Preferred Shares"). All shares of the Corporation shall be issued for such consideration or considerations as the Board of Directors may from time to time determine. Shareholders shall not have preemptive rights.

     (a) Voting and Other Rights. The Corporation's shares shall have such voting powers (full, limited, contingent or no voting powers), such designations, preferences and relative, participating, optional or other special rights, and be subject to such qualifications, limitations and restrictions, and be divided into such classes and series, as the Board of Directors shall determine by resolution prior to issuance. Unless otherwise resolved by the Board of Directors at the time of issuing Common Shares, (i) each Common Stock

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share shall be of the same class, without any designation, preference or relative, participating, optional or other special rights, and subject to no qualification, limitation or restriction, and (ii) Common Shares shall have unlimited voting rights, including but not limited to the right to vote in elections for directors, and each holder of record of Common Shares entitled to vote shall have one vote for each share of stock standing in his name on the books of the Corporation and entitled to vote.

     (b) Quorum and Shareholder Voting. A majority of the shares entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders. The election of directors or any other action to be taken by the shareholders shall require only the affirmative vote of a majority of the votes cast (in person or by proxy) at a meeting of the shareholders for which a quorum initially existed, except where these Articles or law require a higher proportion of the shares entitled to vote. The election of directors shall require only a plurality of votes cast. Cumulative voting shall not be allowed in the election of directors.

     (c) Action Without A Meeting. Any action by the shareholders may be taken by written consent, in lieu of a meeting and without prior notice or vote, by the holders of all shares entitled to vote thereon. The manner of obtaining any such written consent shall be governed by the Corporation's bylaws.

                                   {DIRECTORS}

     SIXTH. (a) Number of Directors. The number of Directors shall be as fixed in the bylaws. In the absence of any such provision in the bylaws, the Corporation shall have ONE Director. Directors shall be elected by plurality vote.

     (b) Exclusion of Liability. As authorized by Section 7-108-402 of the Colorado Business Corporation Act, no director of the Corporation shall be personally liable to the Corporation or any shareholder thereof for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of a Director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts in violation of Section 7-108-403 of the Colorado Business Corporation Act, as it now exists or may hereafter be amended, or (iv) for any transaction from which the director derives an improper personal benefit. This paragraph (b) shall apply to a person who has ceased to be a director of the Corporation with respect to any breach of fiduciary duty which occurred when such person was serving as a director. Any repeal or modification of this paragraph (b) by the shareholders shall be prospective only and shall not adversely affect any limitation on the personal liability of any director existing at the time of such repeal or modification. This paragraph (b) may be amended or repealed only by the affirmative vote of at least a majority of the shares entitled to vote.

     (d) Corporate Opportunities. The officers, directors and other members of management of the Corporation shall be subject to the doctrine of "corporate opportunities" only insofar as it applies to any business opportunity (i) of a type falling within the regular business or operations of the Corporation, or

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(ii) in which the Corporation has expressed an interest as determined from time to time by the Corporation's Board of Directors as evidenced by resolutions appearing in the Corporation's minutes. All such business opportunities which come to the attention of the officers, directors, and other members of management of the Corporation shall be disclosed promptly to the Corporation and made available to it. The Board of Directors may reject any business opportunity presented to it, and only thereafter may any officer, director or other member of management avail himself of such opportunity. The provisions of this paragraph (d) shall not be construed to release any employee of the Corporation from any fiduciary duties which he may have to the Corporation.

                                    {BYLAWS}

     SEVENTH. The initial bylaws of the Corporation may be adopted by its Board of Directors. The power to alter, amend or repeal the bylaws or adopt new bylaws shall be vested in the Board of Directors, subject to the right of the shareholders to alter, amend or repeal such bylaws or adopt new bylaws by the affirmative vote of at least a majority of all shares entitled to vote. The bylaws may not contain any provision inconsistent with law or these Articles.

     IN WITNESS WHEREOF, the undersigned, being the Incorporator and Registered Agent named above, for the purpose of forming a corporation pursuant to the Colorado Business Corporation Act, does hereby make and file these Articles of Incorporation for JOHNSTONE DEVELOPMENT CORPORATION.

DATED: May 8, 1996
                                            INCORPORATOR:


                                            X   /s/ John D. Brasher Jr.
                                                --------------------------------
                                                    John D. Brasher Jr.


                                            ACCEPTANCE OF REGISTERED AGENT:


                                            X  /s/ John D. Brasher Jr.
                                               ---------------------------------
DATED: May 8, 1996                                 Signature